UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________________________________________

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2007

CHARYS HOLDING COMPANY, INC.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

0-18292	54-2152284
(Commission File Number)	(IRS Employer Identification No.)

1117 Perimeter Center West, Suite N415 Atlanta, Georgia	30338
(principal executive offices)	(Zip Code)

(678) 443-2300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 4.01	Changes in Registrant’s Certifying Accountant.

On November 28, 2007, Miller Ray Houser & Stewart LLP (“Miller Ray”) resigned as independent auditor of Charys Holding Company, Inc. (the “Registrant”).

There were no disagreements between the Registrant and Miller Ray on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

The board of directors of the Registrant discussed the desire to resign with Miller Ray and reluctantly accepted such resignation.

Miller Ray’s reports on the financial statements for each of the past two years contained an explanatory paragraph, which stated that the Registrant has suffered recurring losses from operations and has a net capital deficiency, which raised substantial doubt about the Registrant’s ability to continue as a going concern.

During the Registrant’s two most recent fiscal years and any subsequent interim period preceding such resignation, there were no disagreements with Miller Ray on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Miller Ray, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

During the Registrant’s two most recent fiscal years and any subsequent interim period preceding Miller Ray’s resignation, Miller Ray did not advise the Registrant that the internal controls necessary for the Registrant to develop reliable financial statements did not exist.  On or about October 20, 2005, Miller Ray did advise the Registrant that certain transactions reported in the April 30, 2005 financial statements were not in compliance with  generally accepted accounting principles (“GAAP”).  However, the Registrant amended its filings and the issues were resolved to Miller Ray’s satisfaction.

During the Registrant’s two most recent fiscal years and any subsequent interim period preceding Miller Ray’s resignation, Miller Ray did not advise the Registrant that:

•
Information had come to Miller Ray’s attention that led it to no longer be able to rely on management’s representations, or that made it unwilling to be associated with the financial statements prepared by management;

•	The need to expand significantly the scope of its audit, or that information had come to Miller Ray’s attention, that if further investigated may:

•
Materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements; or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or

•	Cause it to be unwilling to rely on management’s representations or be associated with the Registrant’s financial statements, and

•	Due to Miller Ray’s resignation, or for any other reason, Miller Ray did not so expand the scope of its audit or conduct such further investigation; or

•
That information has come to Miller Ray’s attention that it has concluded materially impacts the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to Miller Ray’s satisfaction, would prevent it from rendering an unqualified audit report on those financial statements), and

•	Due to Miller Ray’s resignation, the issue has not been resolved to Miller Ray’s satisfaction prior to its resignation.

On November 29, 2007, the Registrant engaged De Joya Griffith & Company, LLC (“De Joya Griffith”) as the Registrant’s successor independent auditor.  The Registrant has not consulted De Joya Griffith regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Registrant’s financial statements.  Consequently, no written or oral advice was provided by De Joya Griffith that was an important factor considered by the Registrant in reaching a decision as to an accounting, auditing or financial reporting issue.

De Joya Griffith has submitted its application for temporary licensing in the State of Georgia to practice as a Certified Public Accounting firm.  De Joya Griffith is not non-compliant with the State of Georgia licensing requirements since the firm has not issued any attestation report with respect to the Registrant and accordingly, will obtain the licensing requirements with the State of Georgia prior to issuance of any attestation report.

The Registrant has requested that De Joya Griffith review the disclosure required by this Item before this Report is filed with the Commission.  The Registrant has provided De Joya Griffith the opportunity to furnish the Registrant with a letter addressed to the Commission containing any new information, clarification of the Registrant’s expression of its views, or the respects in which it does not agree with the statements made in response to this Item.  No such letter has been provided by De Joya Griffith.

The Registrant has authorized Miller Ray to respond fully to the inquiries of De Joya Griffith, the successor accountant, concerning any subject.

The Registrant has provided Miller Ray with a copy of the disclosures it is making in response to this Item.  The Registrant has requested Miller Ray to furnish a letter addressed to the Commission stating whether it agrees with the statements made by the Registrant and, if not, stating the respects in which it does not agree.  The Registrant has filed the letter furnished by Miller Ray as an exhibit to this Report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Identification of Exhibit
16.0	Letter from Miller Ray Houser & Stewart LLP with respect to the disclosures contained in this Current Report, dated December 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2007	CHARYS HOLDING REGISTRANT, INC.

	By	/s/ Billy V. Ray, Jr.
Billy V. Ray, Jr., Chief Executive Officer